Exhibit 4.15.5

CONTINUING CONNECTED TRANSACTION SIXTH SUPPLEMENTAL AGREEMENT

This Agreement is made as of August 27, 2021, in Beijing by and between China Petrochemical Corporation (“Party A”), a state-owned enterprise organized and validly existing under the Chinese laws and duly authorized to represent its subsidiaries and associates (excluding Party B and subsidiaries of Party B, except for those subsidiaries of Party B in which Party A and its subsidiaries and associates holds 10% or more equity interests directly), and China Petroleum & Chemical Corporation (“Party B”), a company limited by shares organized and validly existing under Chinese laws and duly authorized to represent its subsidiaries and associates.

WHEREAS:

1．

Party A is the controlling shareholder of Party B, and the Parties have entered into certain Mutual Supply Agreement, Land Use Rights Lease Agreement, Community Services Agreement, SPI Fund Document, Property Lease Agreement, Intellectual Property License Agreements, and Products Consignment Agreement dated June 3, 2000 (collectively, the “Continuing Connected Transaction Agreements”).

2．

The Parties have entered into the Supplementary Agreement on Connected Transactions dated March 31, 2006, whereby certain terms and conditions of the Continuing Connected Transaction Agreements are amended.

3．

The Parties have entered into the Continuing Connected Transactions Second Supplemental Agreement dated August 21, 2009, whereby certain terms and conditions of the Continuing Connected Transaction Agreements are amended.

4．

The Parties have entered into the Continuing Connected Transactions Third Supplemental Agreement dated August 24, 2012, whereby certain terms and conditions of the Continuing Connected Transaction Agreements are amended.

5．

The Parties have entered into the Continuing Connected Transactions Fourth Supplemental Agreement dated August 26, 2015, whereby certain terms and conditions of the Continuing Connected Transaction Agreements are amended.

6．

The Parties have entered into this Continuing Connected Transactions Fifth Supplemental Agreement dated August 24, 2018, whereby certain terms and conditions of the Continuing Connected Transaction Agreements are amended.

7．	The Parties have entered into this Continuing Connected Transactions Sixth Supplemental Agreement dated August 27, 2021, whereby certain terms and conditions of the Continuing Connected Transaction Agreements are amended.

NOW, THEREFORE, the Parties agree as follows:

1.	Definitions

Unless otherwise defined in its context, in this Agreement (including the recitals):

“Associates”	has the meaning ascribed to it in the HK Listing Rules;
“HK Listing Rules”	means the Rules Governing the Listing of Securities on the Stock Exchange;
“Stock Exchange”	means The Stock Exchange of Hong Kong Limited;
“Mutual Supply Agreement”

means the mutual supply agreement dated June 3, 2000 and amended thereafter by the Parties regarding the mutual provision of products, manufacturing and project construction services (including public works);

“Land Use Rights Lease Agreement”	means the land use rights lease agreement dated June 3, 2000 and amended thereafter by the Parties regarding the lease of certain land use rights;
“Community Services Agreement”

means the community services agreement dated June 3, 2000 and amended thereafter by the Parties regarding the provision of certain cultural, educational, health care and community services (the agreement was further revised as Cultural, Educational, Health Care and Auxiliary Service Agreement, which shall expire on December 31, 2021 and shall not be renewed upon expiry);

“SPI Fund Document”

means the document jointly issued in 1997 by the Ministry of Finance and Party A (as a ministerial level enterprise before its restructuring in 1998 and including its associates) regarding payment of insurance premium by Party B to Party A (Cai Gong Zi [1997] No. 268);

“Properties Lease Agreement”	means the properties lease agreement dated June 3, 2000 and amended thereafter by the Parties regarding the lease of certain properties;
“Intellectual Property License Agreements”	means the Trademarks License Agreement, the Computer Software License Agreement, and the Proprietary Technology License Agreement;
“Products Consignment Agreement”	means the products consignment agreement dated June 3, 2000 and amended and terminated thereafter by the Parties; and
“Connected Subsidiaries”

means the subsidiaries of Party B in which Party A and its associates hold at least 10% of the direct interest (excluding any indirect interest in the subsidiaries of Party B held by Party A and its associates through Party B), and any subsidiaries of such subsidiaries.

2.	Conditions and Effective Date

Subject to Sections 3.4 and 4.2 hereof, this Agreement shall be effective as of the date on which the Parties have caused this Agreement to be executed by their respective representatives and stamped with their respective corporate seals.

3.	Supplement to Mutual Supply Agreement and Effective Date
3.1	It is agreed by the Parties that as of January 1, 2022, the products and services provided by Party B to Party A under Section 1.1 of Mutual Supply Agreement shall be amended as follows:

(1)Crude oil, natural gas, refined and petrochemical products and by-products, semi-finished products, coal, steel, water, electricity, gas, heat, measurements, quality inspection, other related or similar products and services, and guarantee;

(2)Financial services including entrusted loan to the Connected Subsidiaries.

3.2	It is agreed by the Parties that as of January 1, 2022, the products and services provided by Party A to Party B under Section 1.2 of Mutual Supply Agreement shall be amended as follows:

(1)Supply: fresh water, chemical water, recycled water, industrial air, hydrogen, nitrogen, electricity, steam, heat supply, materials and equipment parts, chemical raw materials, precious metals, the sourcing of crude oil and natural gas (including crude oil and natural gas from overseas), and other related or similar products and services;

(2)Storage and transportation: railway, vehicular transport, water transport, pipeline transmission, loading and unloading, wharves, warehousing and other related or similar services;

(3)Ancillary production: well drilling, well surveying, well logging, exploration and development testing, technological research, communication, fire control, security guards, public security, chemical examination, material examination, information, pressure containers and pipelines inspection, metering inspection, computer services, equipment research, airports, feasibility study, design, construction, installation, production of electromechanical instruments, inspection and maintenance of equipment devices and electrical equipment meters, projects supervision, environmental protection, repair and maintenance of roads, bridges and culverts and slope protection, flood control and other related or similar services;

(4)Training and auxiliary services: staff training, culture and sports, newspapers and magazines, radio and TV, office and factory property management, canteens, dormitories, commuting, reemployment service centers and other related or similar services;

(5)Others: deposit and loan service, loan guarantee service, agent services in the collection and payment of administrative services fees, labor services, asset leasing, insurance, insurance agency service, entrusted loans, foreign exchange services, settlement services and other intermediary services, sharing services including finance, human resources, business travelling and information technology etc., and other related or similar services.

3.3	It is agreed by the Parties that, as of January 1, 2022, the term under Section 6.4 of Mutual Supply Agreement shall be amended to until December 31, 2024.

3.4

Section 3.1, 3.2 and 3.3 shall not become effective until Party B obtains approval from its independent shareholders for the transactions contemplated under the Mutual Supply Agreement pursuant to applicable regulatory rules.  Failure to obtain such approval by December 31, 2021 shall make Section 3.1, 3.2 and 3.3 become null and void automatically as of December 31, 2021 or any earlier date on which such approval fails to be obtained, and the Parties’ liabilities under this Article 3 shall be released accordingly (without effect upon any liability of either Party accrued prior to such termination).

4.	Supplement to Properties Lease Agreement and Effective Date
4.1	It is agreed by the Parties that as of January 1, 2022, the Properties Lease Agreement shall be amended as follows:

(1)A new paragraph is supplemented as the second paragraph under Section 2: the Parties can, based on the needs for production and business operation, increase the leasing scope and area of the properties by Party B in the agreements.

(2) The term under Section 3.1 shall be amended to until December 31, 2024.

4.2

Section 4.1 shall not become effective until Party B obtains approval from its independent shareholders for the transactions contemplated under the Properties Lease Agreement pursuant to applicable regulatory rules.  Failure to obtain such approval by December 31, 2021 shall make Section 4.1 become null and void automatically as of December 31, 2021 or any earlier date on which such approval fails to be obtained, and the Parties’ liabilities under this Article 4 shall be released accordingly (without effect upon any liability of either Party accrued prior to such termination).

5.	Representations and Warranties
5.1	Party A represents and warrants to Party B that:
5.1.1	Party A is an limited liability company duly organized with valid business license.
5.1.2	Party A has been and is in compliance with laws and regulations in connection with its business operations, and has not engaged in any activities that fall beyond its legitimate business scope.
5.1.3

Party A has obtained all government approvals, if applicable, and corporate authorities necessary for its authorized representative to sign this Agreement, and is bound by this Agreement upon its signature.

5.1.4	Execution, delivery and performance of this Agreement is in no breach of any agreement to which Party A is a party or the articles of association of Party A.

5.2	Party B represents and warrants to Party A that:
5.2.1	Party B is a company limited by shares duly organized with valid business license.
5.2.2	Party B has been and is in compliance with laws and regulations in connection with its business operations, and has not engaged in any activities that fall beyond its legitimate business scope.
5.2.3

Except for the approval of independent shareholders provided hereunder, Party B has obtained all corporate authorities necessary for its authorized representative to sign this Agreement, and is bound by this Agreement upon its signature.

5.2.4	Execution, delivery and performance of this Agreement is in no breach of any agreement to which Party B is a party or the articles of association of Party B.
6.	Governing Law and Dispute Resolution
6.1	This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.
6.2

Any dispute arising from or in connection with Agreement shall be resolved by the Parties through negotiations. If negotiations fail, any Party may submit such dispute to Beijing Arbitration Commission for arbitration in accordance with its rules then in effect at the time of application for arbitration. The arbitral award shall be final and binding upon the Parties.

(No text below)

(Signature page）

China Petrochemical Corporation (seal)		China Petroleum & Chemical Corporation (seal)
Signature:	/s/ ZHANG Shaofeng	Signature:	/s/ MA Yongsheng
Title:	Authorized representative	Title:	Authorized representative
Date:	August 27, 2021	Date:	August 27, 2021